Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces
 First Quarter Fiscal 2025 Results

Opened 25 New Stores
Net Sales Increased 13.4% and Comparable Store Sales Increased 2.6%
Earnings Per Share Ahead of Expectations
Reaffirming Fiscal 2025 Earnings Outlook

HARRISBURG, PA – June 3, 2025 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today announced financial results for the first quarter ended May 3, 2025 (fiscal 2025).

“We had a strong first quarter, highlighted by accelerated store growth and better than expected sales and earnings,” said Eric van der Valk, President and Chief Executive Officer. “As consumers seek out value and the current environment weighs on retailers and suppliers, we believe we are well positioned to benefit and continue to serve our customers with amazing deals. Our unique operating model gives us a ton of flexibility when it comes to navigating a choppy environment, and this puts us in a very strong position versus most retailers.”

	Quarter ended
	May 3,	May 4,
	2025	2024
(Dollars in thousands, except per share data)
Net sales	$576,767	$508,818
Yr/yr change	13.4%	10.8%
Comparable store sales change (1)	2.6%	3.0%
Net income	$47,560	$46,342
Net income per diluted share	$0.77	$0.75
Adjusted net income per diluted share	$0.75	$0.73
Yr/yr change	2.7%	49.0%
Adjusted EBITDA	$72,159	$69,431
% of net sales	12.5%	13.6%
New store openings (2)	25	4
Store growth, yr/yr change	13.2%	8.4%

(1)	Comparable store sales are calculated based on the comparable number of weeks from the prior year.
(2)	New store openings is a gross number that does not include any store closures in the period.

First Quarter Highlights

•	Opened 25 new stores, including 18 former Big Lots locations acquired through bankruptcy auction, and ended the quarter with a total of 584 stores in 32 states, an increase of 13.2% year over year.

•	Net sales increased 13.4% to $576.8 million, driven by new store unit growth and an increase in comparable store sales.

•	Comparable store sales increased 2.6%, driven by an increase in transactions.

•	Ollies Army loyalty members increased 9.2% to more than 15.5 million.

•	Gross margin was flat at 41.1%. Lower supply chain costs were offset by lower merchandise margin driven by changes in mix.

•	SG&A expenses as a percentage of sales increased 60 basis points to 28.6%, driven primarily by higher medical and casualty claims.

•	Pre-opening expenses increased $3.9 million to $6.7 million, driven by new store growth, and included $1.8 million of dark rent associated with the bankruptcy acquired stores.

•	Adjusted net income per diluted share was $0.75.

•	Adjusted EBITDA(1) was $72.2 million and adjusted EBITDA margin(1) was 12.5%.

•
Cash, cash equivalents and short-term investments were $369.5 million, with an additional $45.4 million in long-term investments, for a total cash and investment position of $414.9 million, an increase of 21.5% year over year.

•
The Company invested $17.1 million of cash to repurchase 159,757 shares of its common stock. At the end of the first quarter, $315.5 million remained available for future share repurchases under the current share repurchase authorization.

Fiscal 2025 Outlook

The Company is reaffirming its previously provided earnings outlook for fiscal 2025. This earnings outlook assumes the current tariffs remain in place for the balance of the year and is summarized in the table below.

	Current	Previous
New store openings	75	75
Net sales	$2.579 to $2.599 billion	$2.564 to $2.586 billion
Comparable store sales increase	1.4% to 2.2%	1.0% to 2.0%
Gross margin	40%	40%
Operating income(1)	$283 to $292 million	$283 to $292 million
Adjusted net income(1)(2)(3)	$225 to $232 million	$225 to $232 million
Adjusted net income per diluted share(1)(2)(3)	$3.65 to $3.75	$3.65 to $3.75
Annual effective tax rate (excludes excess tax benefits related to stock-based compensation)	25%	25%
Diluted weighted average shares outstanding	62 million	62 million
Capital expenditures	$83 to $88 million	$83 to $88 million

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(1)
The earnings outlook noted above includes dark rent expenses of approximately $5 million, or $0.06 in adjusted earnings per share, included within pre-opening expenses resulting from the Company’s acquisition of leases of former Big Lots stores.

(2)
The outlook ranges as provided for adjusted net income and adjusted net income per diluted share exclude the excess tax benefits related to stock-based compensation as the Company cannot predict such estimates without unreasonable effort.

(3)	The earnings outlook noted above includes interest income of approximately $17 million. This assumes the potential for lower interest rates in fiscal 2025.

Conference Call Information

A conference call to discuss first quarter fiscal 2025 financial results is scheduled for today, June 3, 2025, at 8:30 a.m. Eastern Time. To access the live conference call, please pre-register here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at https://investors.ollies.com/. A replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are America’s largest retailer of closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®!  We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids, and more. As of May 3, 2025, we operated 584 stores in 32 states and growing! For more information, visit www.ollies.com.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted operating income (loss) are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

Please refer to the “Reconciliation of Non-GAAP Financial Information to GAAP” later in this press release, which sets forth the non-GAAP operating adjustments for the 13-week periods ended May 3, 2025 and May 4, 2024.

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Forward-Looking Statements

This press release contains certain forward-looking statements, including statements regarding industry trends, value creation, customer trends, new stores, distribution centers, financial guidance for second quarter 2025 and fiscal 2025, including new store openings, net sales, comparable store sales, gross margin, SG&A, operating income, net income, adjusted net income, adjusted net income per diluted share, effective tax rate, diluted weighted average shares outstanding and capital expenditures. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “could”, “may”, “might”, “will,” “likely”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “expects”, “continues”, “projects”, “forecasts”, and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to factors outside of our control. These factors include, without limitation, the impact of the recent tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact

John Rouleau
Managing Director of Corporate Communication & Business Development
JRouleau@ollies.us

Media Contact

Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income (unaudited)
(In thousands except for per share amounts)

	Quarter ended
	May 3,	May 4,
	2025	2024

Net sales	$576,767	$508,818
Cost of sales	339,736	299,460
Gross profit	237,031	209,358
Selling, general and administrative expenses	164,832	142,419
Depreciation and amortization expenses	9,357	7,716
Pre-opening expenses	6,656	2,726
Operating income	56,186	56,497
Interest (income), net	(4,788)	(4,301)
Income before income taxes	60,974	60,798
Income tax expense	13,414	14,456
Net income	$47,560	$46,342
Earnings per common share:
Basic	$0.78	$0.76
Diluted	$0.77	$0.75
Weighted average common shares outstanding:
Basic	61,343	61,380
Diluted	61,816	61,739

Percentage of net sales:
Net sales	100.0%	100.0%
Cost of sales	58.9	58.9
Gross profit	41.1	41.1
Selling, general and administrative expenses	28.6	28.0
Depreciation and amortization expenses	1.6	1.5
Pre-opening expenses	1.2	0.5
Operating income	9.7	11.1
Interest (income), net	(0.8)	(0.8)
Income before income taxes	10.6	11.9
Income tax expense	2.3	2.8
Net income	8.2%	9.1%

Components may not add to totals due to rounding.

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	May 3,	May 4,
Assets	2025	2024
Current assets:
Cash and cash equivalents	$199,018	$212,250
Short-term investments	170,490	129,250
Inventories	611,852	527,469
Accounts receivable	2,348	916
Prepaid expenses and other current assets	14,313	8,897
Total current assets	998,021	878,782
Property and equipment, net	346,151	282,669
Operating lease right-of-use assets	639,664	472,525
Goodwill	444,850	444,850
Trade name	230,559	230,559
Long-term investments	45,355	-
Other assets	2,379	2,083
Total assets	$2,706,979	$2,311,468
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$566	$599
Accounts payable	137,869	103,495
Income taxes payable	14,364	29,227
Current portion of operating lease liabilities	99,767	89,607
Accrued expenses and other current liabilities	95,238	87,864
Total current liabilities	347,804	310,792
Revolving credit facility	-	-
Long-term debt	925	1,077
Deferred income taxes	81,006	71,628
Long-term portion of operating lease liabilities	547,431	395,547
Total liabilities	977,166	779,044
Stockholders’ equity:
Common stock	68	67
Additional paid-in capital	739,333	697,816
Retained earnings	1,415,273	1,214,293
Treasury - common stock	(424,861)	(379,752)
Total stockholders’ equity	1,729,813	1,532,424
Total liabilities and stockholders’ equity	$2,706,979	$2,311,468

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Quarter ended
	May 3,	May 4,
	2025	2024
Net cash provided by operating activities	$28,702	$40,184
Net cash used in investing activities	(18,266)	(68,515)
Net cash used in financing activities	(16,541)	(25,681)
Net decrease in cash and cash equivalents	(6,105)	(54,012)
Cash and cash equivalents, beginning of the period	205,123	266,262
Cash and cash equivalents, end of the period	$199,018	$212,250

Ollie’s Bargain Outlet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)
(In thousands except for per share amounts)

	Quarter ended
	May 3,	May 4,
	2025	2024

Net income	$47,560	$46,342
Excess tax benefits related to stock-based compensation (1)	(1,487)	(1,132)
Adjusted net income	$46,073	$45,210

Net income per diluted share	$0.77	$0.75
Adjustments as noted above, per dilutive share:
Excess tax benefits related to stock-based compensation (1)	(0.02)	(0.02)
Adjusted net income per diluted share	$0.75	$0.73

Diluted weighted-average common shares outstanding	61,816	61,739

Net income	$47,560	$46,342
Interest income, net	(4,788)	(4,301)
Depreciation and amortization expenses	12,809	9,785
Income tax expense	13,414	14,456
EBITDA	68,995	66,282
Non-cash stock-based compensation expense	3,164	3,149
Adjusted EBITDA	$72,159	$69,431

Components may not add to totals due to rounding.

(1)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

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Ollie’s Bargain Outlet Holdings, Inc.
Key Statistics (unaudited)
(Dollars in thousands)

	Quarter ended
	May 3,	May 4,
	2025	2024

Number of stores open at beginning of period	559	512
Number of new stores	25	4
Number of stores open at end of period	584	516
Yr/yr store growth	13.2%	8.4%

Average net sales per store (1)	$1,005	$993
Comparable store count – end of period	508	466
Comparable stores sales change	2.6%	3.0%

Cash, cash equivalents, and short-term investments	$369,508	$341,500
Long-term investments	$45,355	$-
Capital expenditures	$26,740	$26,865
Share repurchases	$17,107	$25,007

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.

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